Exhibit 10(o)


                     James River Corporation

                     Performance Bonus Plan


Objective:   To  recognize  and  reward  individuals  for   their
successful achievement of pre-established goals and objectives.

Effective Date: The initial Plan year is from December 26, 1994 through December 31, 1995 and thereafter for each fiscal year of the Company, unless terminated by the Board of Directors. The terms and conditions of the Plan are subject to review and modification by the Board of Directors, from time to time, to ensure Plan criteria are consistent with Business strategies and objectives.

Definition of Terms:

Base Salary: Annual fixed salary as of the last day of the Plan year, or in the case of employees terminating employment during a Plan year, the last day of employment.

Company:   James River Corporation of Virginia and  its  majority
owned U.S., Canadian and Mexican subsidiaries.

Plan:       Performance Bonus Plan.

Target Award: The award paid to an employee based on his or her meeting individual performance objectives consistent with the objectives of the business and Company.

Participants:   Employees in position levels  G-E6,  and  certain
positions by exception, are eligible to participate in the  Plan.
Exceptions must be approved by the Administrator of the Plan.

Performance  Criteria:   Pre-established  individual  performance
objectives.

Performance Award:

Levels          Minimum          Target          Maximum
G - E1          0%               10.0%           20.0%
E2 - E5         0%               20.0%           40.0%
E6 *
*     Percentage  award  to  be determined  by  the  James  River
Corporation Compensation Committee

                               E-3

Payment Method and Frequency: Awards shall be (i) determined by supervisors, whose determination shall be final and binding except for changes made and approved by the CEO and the Compensation Committee, (ii) approved by the Senior Vice President Human Resources, the Chief Executive Officer and the Compensation Committee and (iii) paid as soon as practicable in January subsequent to the Plan year.

Administrative Guidelines:

Eligibility

An employee will participate in the Plan beginning on the first day of the month following the date on which he becomes a participant through employment or promotion into an eligible grade (see Participants).

A participant must be actively employed on the last business day of the year to receive the award; except under the following circumstances:

               death,
               disability,
               retirement with full pension rights or
               layoff for other than cause

Under these circumstances, the participant, or his beneficiaries, receives a prorated award that is calculated based on the number of months as a participant (including the month in which the event occurred), divided by twelve months.

Participants in any business unit sold during the Plan year who do not remain employees of the Company shall not participate in the Plan or be entitled to any award under the Plan.

Administration

The SVP - Human Resources is the Administrator of the Plan.

Rights

Participation in the Plan and the opportunity to receive an award under the Plan, as outlined in the Eligibility section of this document, does not give an employee any proprietary interest in the Company, any subsidiary or any of their assets.

No trust fund shall be created in connection with the Plan, and there shall be no required funding of amounts that become payable under the Plan. An employee, for all purposes, is a general creditor of the Company. The interests of a participant cannot be assigned, anticipated, sold, encumbered or pledged and are not subject to the claims of his or her creditors.

Approvals:

/s/ Robert C. Williams                       /s/ Daniel J. Girvan

Robert C. Williams                           Daniel J. Girvan
Chairman, Chief Executive Officer            Senior Vice President